Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-69136 of Endo Pharmaceuticals Holdings Inc. on Form S-3 of our report dated February 23, 2001, included in the Annual Report on Form 10-K of Endo Pharmaceuticals Holdings Inc. for the year ended December 31, 2000, and to the use of our report dated February 23, 2001, appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Deloitte & Touche LLP
Philadelphia, PA
September 27, 2001